Exhibit 10.47
Amendment No. 1 to Right of First Refusal Agreement
This Amendment No. 1 (the “Amendment”) dated as of December 20, 2007, amends and adds certain terms to that certain Right of First Refusal Agreement dated as of August 29, 2006 by and among Lions Gate Entertainment Corp., a corporation incorporated under the laws of British Columbia (the “Company”), Sobini Films, a California corporation, and Mark Amin, an individual (the “Agreement”).
The parties wish to amend and add certain terms and conditions to the Agreement, as follows:
1.	Section 1 of the Agreement is hereby amended to include the following:

“g) Until December 31, 2008, Sobini shall pay the Company a five (5%) percent fee on all of Sobini’s international sales of motion pictures for annual sales of up to Ten Million ($10,000,000) Dollars. Sobini and the Company shall, in good faith, mutually negotiate a lower fee if annual international sales exceed Ten Million ($10,000,000) Dollars with five (5) motion pictures or less. Consequently, Sobini and the Company shall, in good faith, mutually negotiate a higher fee if annual international sales exceed Ten Million ($10,000,000) Dollars for greater than five (5) motion pictures. Until December 31, 2008, the Company shall be responsible for all servicing/delivery and contract execution/collection issues, Sobini shall be responsible for all sales and negotiation of deal terms for all Sobini’s motion pictures and assist the Company in any collection problems, and Sobini shall pay any direct out-of-pocket expenses relating to all deal terms and conditions contemplated herein. Until December 31, 2008, the Vice President of International Sales for Sobini shall operate out of the Company’s offices. Until December 31, 2007, Sobini shall have the right to operate at the Company’s sales booth at film markets.”

2.	Section 2 of the Agreement is hereby deleted in its entirety, and replaced with the following:

“2. Term. This Agreement shall terminate on December 31, 2008 (the “Term”). The parties hereto agree that, commencing October 1, 2008, they shall mutually negotiate, in good faith, an extension of the Term, if any (and in the Company’s sole discretion).”

3.	Section 4 of the Agreement is hereby deleted in its entirety, and replaced with the following:

“4. Termination. This Agreement shall terminate as set forth in Section 2 herein. Subject to the Company’s obligation to pay Sobini a prorated portion of the annual Advance as set forth in Section 3 hereof, effective as of the termination date, this Agreement shall be of no further force and effect, and none of the Company’, Sobini or Amin shall have any further obligations thereunder.”
          The parties agree that this Amendment is the complete and exclusive statement of their agreement with respect to the subject matter hereof and supersedes all proposals (oral or written), understandings, representations, conditions, warranties, covenants, and all other communications between the parties relating thereto.
          Other than as provided for herein, all terms and conditions of the Agreement shall remain in full force and effect.
          All capitalized terms contained herein that are not defined in this Amendment shall have the same meaning as those terms have in the Agreement.

          The parties have executed this Amendment as of the date first written above.

LIONS GATE ENTERTAINMENT CORP.
By:	/s/ Wayne Levin
	Name:	Wayne Levin
	Title:	EVP & General Counsel

SOBINI FILMS
By:	/s/ Mark Amin
	Name:	Mark Amin
	Title:	CEO

MARK AMIN
/s/ Mark Amin